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                                 VAN ECK FUNDS

                                AMENDMENT NO. 7

                TO AMENDED AND RESTATED MASTER TRUST AGREEMENT


     Amendment No. 7 to the Amended and Restated Master Trust Agreement dated February 6, 1992 (amending the Master Trust Agreement dated April 3, 1985) (the "Agreement"), of Van Eck Funds (the "Trust"), made at New York, New York this 26th day of October, 1994.


                             W I T N E S S E T H:
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     WHEREAS, Article VII, Section 7.3 of the Agreement provides that any amendment to the Agreement that adversely affects the rights of shareholders may be adopted at any time by an instrument in writing signed by a majority of the Trustees (or by an officer of the Trust pursuant to a vote of a majority of such Trustees) when authorized to do so by the vote in accordance with subsection (e) of Section 4.2 of shareholders holding a majority of the shares entitled to vote; and

     WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate series of Shares of the Trust and classes thereof; and

     WHEREAS, a majority of the Trustees have voted to establish a new series of the Trust, which is designated as Global Hard Assets Fund and to establish two classes of Shares thereof, which are designated as Class A and Class C; and

     WHEREAS, a majority of Trustees have duly approved this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     NOW, THEREFORE, the undersigned Thaddeus Leszczynski, a duly elected and serving Secretary of the Trust, pursuant to the authorization described above, hereby declares that the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read as follows:
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          "Section 4.2 Establishment and Description of Sub-Trusts. Without
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          limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate eleven SubTrusts: World Trends Fund, Gold/Resources Fund (Class A and Class C), U.S. Government Money Fund, Global Income Fund (Class A and Class B), International Growth Fund, International Investors Gold Fund (Class A and Class C), Asia Dynasty Fund (Class A and Class B), Asia Infrastructure Fund (Class A and Class C), Global Balanced Fund (Class A and Class B), Global SmallCap Fund (Class A and Class C) and Global Hard Assets Fund (Class A and Class C). The World Trends Fund, Gold/Resources Fund (Class A and Class C), U.S. Government Money Fund, Global Income Fund (Class A and Class B), International Growth Fund, International Investors Gold Fund (Class A and Class C), Asia Dynasty Fund (Class A and Class B), Asia Infrastructure Fund (Class A and Class C), Global Balanced Fund (Class A and Class B), Global SmallCap Fund (Class A and Class C) and Global Hard Assets Fund (Class A and Class C) and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"


WITNESS my hand and seal this 26th day of October, 1994.



/s/ Thaddeus Leszczynski
Thaddeus Leszczynski, Secretary



STATE OF NEW YORK    )
                     )
COUNTY OF NEW YORK   )

     Then personally appeared the above-named Thaddeus Leszczynski and acknowledged this instrument to be his free act and deed this 26th day of October, 1994.



/s/ Henry G. Neger
Notary Public

My Commission Expires: 12/31/94